Launch Update: Rare Ay Tjoe painting available after nearly 2 years Inbox ×

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Rare New Offering From Rising Auction Star

Christine Ay Tjoe



Unknown Shoots 01 (2020)
71 x 79 in

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AY TJOE REACHING NEW HEIGHTS

Record-Setting Year

Ay Tjoe has seen compelling auction success recently. She set a new top price of $2.2 million this year, and has already reached a new record turnover total of $6.5 million.


CHRISTIE'S
Hong Kong
170 x 200 cm. (67 x 78 3/4 in.)
oil on canvas
LOT # 63
CHRISTINE AY TJOE (B. 1973)
Layers with More Circles
CHRISTIE'S
佳士得

***Hiding Place #2 (2014)* sold for $1.76M**

Christie's HK 2025

INSITUTIONAL RECOGNITION

The Met Owns One, You Can Too

In 2023, the Met acquired one of Ay Tjoe's recent abstract paintings, Blue Cryptobiosis #10, marking her first entry into the prestigious collection. Catch a glimpse below:


THE MET

BACK AFTER ALMOST 2 YEARS

Capitalize With An In-Demand Style

Amid this recent acclaim, Ay Tjoe's work work has been difficult to acquire at auction in the US. This piece was acquired directly from a collector in Asia at a price well below recent sales, positioning it for what we believe to be potential long-term upside.

Similar sale comparisons below:



Freezing 01, (2017-2018)

Sold For $737,235

March 2025, Sotheby's HK



First Type of Stairs 02, (2010)

Sold For $777,967

September 2024, Christie's HK



I'm Free Without Identity 03, (2015)

Sold For $843,565

April 2024, Sotheby's HK



Unknown Shoots 01, (2020)

Available Now: $611,000

July 2025, Masterworks

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Offering Circular Below